Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Second Quarter 2016 Profit

•                  Net income of $40 million, or $0.77 per diluted share, for the second quarter of 2016, up from net income of $31 million, or $0.61 per diluted share, in Q2 2015

•                  Pre-tax income of $66 million for the second quarter of 2016, a 26% increase from Q2 2015

ST. GEORGE, Utah, July 28, 2016.  SkyWest, Inc. (NASDAQ: SKYW) today reported financial and operating results for the second quarter of 2016, including net income of $40 million or $0.77 per diluted share, up from net income of $31 million or $0.61 per diluted share in Q2 2015.  Pre-tax income for the second quarter of 2016 was $66 million compared to $53 million in Q2 2015.

Operating income was $84 million for the second quarter of 2016, compared to $70 million in Q2 2015.  The improvement in operating income was primarily due to new aircraft added to profitable flying contracts, strong and improved operating performance at SkyWest Airlines (“SkyWest Airlines”) and ExpressJet Airlines (“ExpressJet”) and continued economic benefit from the execution of SkyWest’s fleet transition plan.

Commenting on the results, Chip Childs, SkyWest, Inc. Chief Executive Officer, said “The year-over-year improvement in our profitability reflects the value from our on-going fleet transition efforts coupled with continued strong operating performance.  We remain focused on improving our long-term fleet economics, reducing fleet risk and delivering exceptional service to our passengers and major partners.  I want to thank our 20,000 professionals for achieving an incredible 99.9% controllable completion rate during the quarter.”

Q2 2016 Financial Highlights

Revenue was $801 million in Q2 2016, up $13 million from Q2 2015.  The increase in revenue included the net impact of adding 18 new E175 aircraft since Q2 2015 and economic improvements in certain existing flying arrangements, partially offset by the removal of 46 CRJ200 and ERJ145 aircraft from unprofitable or less-profitable flying agreements over the same period.

Operating expenses were $717 million in Q2 2016, down by $1 million from Q2 2015. This improvement primarily related to lower direct operating costs from fewer aircraft in service and maintenance cost savings initiatives, offset by early aircraft lease termination costs associated with three CRJ700s that were removed from service and processed for storage during Q2 2016.

Q2 2016 Operational Update

Flight completion rates at SkyWest Airlines and ExpressJet for Q2 2016 and Q2 2015 are summarized as follows:

	SkyWest Airlines		ExpressJet
	Q2 2016	Q2 2015	Q2 2016	Q2 2015
Adjusted Completion *	99.9%	99.2%	99.9%	99.8%
Raw Completion	99.1%	98.4%	98.2%	97.5%

* Adjusted Completion excludes weather cancellations. Raw Completion includes weather cancellations.

SkyWest’s total aircraft in service decreased by one aircraft during the second quarter of 2016 as follows:

Aircraft available for scheduled service at March 31, 2016:		656
Additions/Redeployed:
New E175 aircraft added with United Airlines (“United”):	6
New E175 aircraft added with Alaska Airlines (“Alaska”):	2
Redeployed (transitioned) CRJ700 aircraft with multiple partners:	10
Total Additions/Redeployed:		18
Removals:
ERJ145 aircraft removed from service with United:	(5)
ERJ145 aircraft removed from service with American Airlines (“American”):	(2)
CRJ700 aircraft removed from service with United:	(9)
CRJ700 aircraft removed from service with Delta Air Lines (“Delta”):	(3)
Total Removals:		(19)
Aircraft available for scheduled service at June 30, 2016:		655

SkyWest’s total aircraft in service decreased by 21 aircraft from June 30, 2015 to June 30, 2016 as follows:

Aircraft available for scheduled service at June 30, 2015:		676
Additions/Redeployed:
New E175 aircraft added with United:	12
New E175 aircraft added with Alaska:	6
Redeployed (transitioned) CRJ700 aircraft with multiple partners:	11
Redeployed (transitioned) CRJ200 aircraft with multiple partners:	10
Total Additions/Redeployed:		39
Removals:
ERJ145 aircraft removed from service with United:	(24)
ERJ145 aircraft removed from service with American:	(2)
CRJ200 aircraft removed from service with multiple partners:	(20)
CRJ700 aircraft removed from service with United:	(11)
CRJ700 aircraft removed from service with Delta:	(3)
Total Removals:		(60)
Aircraft available for scheduled service at June 30, 2016:		655

During Q2 2016, SkyWest redeployed seven CRJ700 aircraft into service under a four-year agreement with American.  SkyWest previously operated the seven CRJ700s under an agreement with another major airline partner prior to transitioning the aircraft to the American agreement.  The redeployed CRJ700s with American are consistent with SkyWest’s fleet transition plan to reduce its aircraft lease commitment risk on its CRJ700 aircraft and improve SkyWest’s overall long-term profitability.  In conjunction with the CRJ700s transitioned to American, SkyWest anticipates its American CRJ200s contracts currently scheduled to expire between Q4-2016 and Q1-2017 will not be extended.

SkyWest anticipates its CRJ200 fleet will be reduced by approximately 21 aircraft and its ERJ145 fleet will be reduced by eleven aircraft by the end of 2016 as a result of scheduled flying agreement expirations.  These 21 CRJ200 aircraft are currently operating under agreements with multiple partners.  The majority of the CRJ200 aircraft and ERJ145 aircraft reduction is anticipated to coincide with scheduled aircraft lease expirations.  The quarterly block hour forecast for 2016 at the end of this release reflects the anticipated production impact from this scheduled reduction.

SkyWest also anticipates it will return 17 additional CRJ700s under an early lease return arrangement over the next twelve months.  The early lease termination cost on these 17 aircraft is estimated to be approximately $20-27 million (pre-tax) of largely non-cash expense and will be recognized as the aircraft are removed from service and processed for storage.  SkyWest estimates that Q3 and Q4 of 2016 will have approximately $10-15 million of this charge each quarter.

The following table outlines SkyWest’s anticipated delivery schedule for new E175 aircraft through the end of 2017:

	Total in-service	E175 Aircraft Scheduled Deliveries			Total anticipated in-service
	June 30, 2016	Q3 2016	Q4 2016	2017	by end of 2017
United	47	2	9	7	65
Alaska	9	4	2	5	20
Delta	—	5	8	6	19
Total E175s:	56	11	19	18	104

Q2 2016 Capital and Liquidity Update

SkyWest had $513 million in cash and marketable securities at June 30, 2016, an increase of $70 million from March 31, 2016.  SkyWest issued $181 million in new long-term debt during Q2 2016 to finance the eight new E175s delivered during the quarter.  Total debt increased by $101 million during the second quarter from the eight new E175 aircraft net of scheduled principal payments.

In the second quarter of 2016, SkyWest made capital investments of $43 million:  $32 million toward the purchase of eight E175 aircraft and $11 million in other capital expenditures.

About SkyWest

SkyWest, Inc. is the holding company for two scheduled passenger airline operations and an aircraft leasing company. SkyWest’s airline companies provide commercial air service in cities throughout North America with more than 3,300 daily flights carrying nearly 57 million passengers annually. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines. ExpressJet Airlines operates through partnerships with United Airlines, Delta Air Lines and American Airlines. Based in St. George, Utah, SkyWest continues to set the standard for excellence across the regional industry with unmatched value for customers, shareholders and its more than 20,000 employees.

SkyWest will host its conference call to discuss second quarter 2016 results today, July 28, at 2:30 p.m. Mountain.  The conference call number is 1-877-418-5293 for domestic callers, 1-866-605-3852 for Canada callers and 1-412-717-9593 for other international callers.  Please call up to ten minutes in advance to ensure you are connected prior to the start of the call.  The conference call will also be available live on the Internet at https://www.webcaster4.com/Webcast/Page/1088/16303.

This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the second quarter 2016 earnings call, participation at investor conferences, investor update presentations and monthly traffic statistic releases, can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “estimates”, “should,” “likely” and similar expressions identify forward-looking statements.  Such statements include, but are not limited to, statements about SkyWest’s future financial and operating results, plans, objectives, expectations, estimates and intentions, and other statements that are not historical facts.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet and their major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges and costs of integrating operations and realizing anticipated synergies and other benefits from the acquisition of ExpressJet; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest, SkyWest Airlines, or ExpressJet; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; realization of manufacturer residual value guarantees on applicable SkyWest aircraft; residual aircraft values; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs, and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2015, entitled “Risk Factors.”

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015
OPERATING REVENUES
Passenger	$784,813	$773,107	$1,529,203	$1,515,605
Ground handling and other	16,525	15,310	34,211	33,210
Total operating revenues	801,338	788,417	1,563,414	1,548,815

OPERATING EXPENSES
Salaries, wages and benefits	304,228	298,573	609,785	601,418
Aircraft maintenance, materials and repairs	142,289	156,319	281,149	314,576
Aircraft rentals	72,567	68,442	139,691	138,854
Depreciation and amortization	69,887	64,659	137,688	130,350
Aircraft fuel	32,306	31,192	57,638	58,492
Ground handling services	16,743	20,117	37,727	44,089
Other operating expenses	79,181	79,183	153,790	157,028
Total operating expenses	717,201	718,485	1,417,468	1,444,807
OPERATING INCOME	84,137	69,932	145,946	104,008

OTHER INCOME (EXPENSE)
Interest income	485	697	915	1,336
Interest expense	(18,287)	(18,081)	(36,012)	(36,546)
Total other expense, net	(17,802)	(17,384)	(35,097)	(35,210)

INCOME BEFORE INCOME TAXES	66,335	52,548	110,849	68,798
PROVISION FOR INCOME TAXES	26,091	21,073	43,513	27,703
NET INCOME	$40,244	$31,475	$67,336	$41,095

BASIC EARNINGS PER SHARE	$0.78	$0.61	$1.31	$0.80
DILUTED EARNINGS PER SHARE	$0.77	$0.61	$1.29	$0.79

Weighted average common shares
Basic	51,418	51,357	51,318	51,407
Diluted	52,194	51,971	52,104	52,182

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	June 30, 2016	December 31, 2015
Cash, restricted cash, and marketable securities	$512,786	$497,919
Other current assets	515,232	519,651
Total current assets	$1,028,018	$1,017,570

Property and equipment, net	3,619,296	3,432,597
Deposit on aircraft	38,150	38,150
Other long term assets	311,421	293,667
Total assets	$4,996,885	$4,781,984

Current portion, long-term debt	$276,901	$268,667
Other current liabilities	463,889	479,359
Total current liabilities	$740,790	$748,026

Long-term debt, net of current maturities	1,762,916	1,659,234
Other long-term liabilities	915,828	868,289
Stockholders’ equity	1,577,351	1,506,435
Total liabilities and stockholder’s equity	$4,996,885	$4,781,984

Unaudited Operating Highlights

	Three Months Ended June 30				Six Months Ended June 30
	2016	2015	Change		2016	2015	Change
Passengers carried	13,915,405	14,665,756	(5.1)%		26,583,951	27,856,293	(4.6)%
Revenue passenger miles (000)	7,250,132	7,718,342	(6.1)%		13,971,348	14,686,253	(4.9)%
Available seat miles (000)	8,714,762	9,176,581	(5.0)%		17,221,117	17,868,698	(3.6)%
Block hours	493,336	531,373	(7.2)%		980,209	1,048,147	(6.5)%
Departures	296,454	314,086	(5.6)%		582,929	618,685	(5.8)%
Passenger load factor	83.2%	84.1%	(0.9	) pts	81.1%	82.2%	(1.1	) pts
Yield per revenue passenger mile	$0.108	$0.100	8.0%		$0.109	$0.103	5.8%
Revenue per available seat mile	$0.092	$0.086	7.0%		$0.091	$0.087	4.6%
Cost per available seat mile	$0.084	$0.080	5.0%		$0.084	$0.083	1.2%
Average passenger trip length	521	526	(1.0)%		526	527	(0.2)%

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

Completed Block Hours by Aircraft Type and by Airline

	Three months ended June 30			Six months ended June 30
	2016	2015	Variance	2016	2015	Variance
By Aircraft Type:
E175s	50,499	28,333	22,166	93,613	47,333	46,280
CRJ700/900s	160,062	165,188	(5,126)	319,368	324,218	(4,850)
Dual-class aircraft	210,561	193,521	17,040	412,981	371,551	41,430

CRJ200s	160,271	171,338	(11,067)	317,029	337,284	(20,255)
ERJ145/135s	122,504	165,163	(42,659)	250,199	326,988	(76,789)
EMB120s	—	1,351	(1,351)	—	12,324	(12,324)
Single-class aircraft	282,775	337,852	(55,077)	567,228	676,596	(109,368)
Total Block Hours	493,336	531,373	(38,037)	980,209	1,048,147	(67,938)

	Three months ended June 30			Six months ended June 30
	2016	2015	Variance	2016	2015	Variance
By Airline:
SkyWest Airlines	281,622	270,271	11,351	553,158	525,667	27,491
ExpressJet	211,714	261,102	(49,388)	427,051	522,480	(95,429)
Total Block Hours	493,336	531,373	(38,037)	980,209	1,048,147	(67,938)

Quarterly Fleet, Block Hour and ASM Production Forecast for 2016

	As of 12/31/2015	As of 3/31/2016	As of 6/30/2016	As of 9/30/2016	As of 12/31/2016
	(Actual)	(Actual)	(Actual)	(Estimate)	(Estimate)
Fleet Count (1):
E175s	45	48	56	67	86
CRJ700/900s	203	202	200	192	185
CRJ200s/ERJ145s/135s	412	406	399	385	367
Totals	660	656	655	644	638

	Q1-2016	Q2-2016	Q3-2016	Q4-2016	Total 2016
	(Actual)	(Actual)	(Estimate)	(Estimate)	(Estimate)
Production (2):
Block Hours	486,872	493,336	498,000	468,000	1,946,000
ASMs (in billions)	8.5b	8.7b	8.6b	8.1b	33.9b

(1)                                 Fleet count excludes aircraft removed from scheduled service.  Actual fleet counts may vary from the forecast due to timing of aircraft removed from service and timing of new aircraft deliveries.

(2)                                 Actual production may vary from estimates for various reasons including, but not limited to, timing of aircraft removals and deliveries and anticipated flight completion rates.